Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Margaret Boyce
312-255-5784
margaret.boyce@diamondconsultants.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondconsultants.com
DIAMOND REPORTS SECOND QUARTER 2008 RESULTS
Net revenue of $45.3 million, up 10% year-over-year
Company increases annual cash dividend to $0.35 per share
CHICAGO, November 8, 2007—Diamond Management & Technology Consultants, Inc. (Nasdaq: DTPI), a premier global management and technology consulting firm, today announced results for its second quarter of fiscal year 2008 (ended September 30, 2007).
The Company also announced that its Board of Directors has declared an annual cash dividend of $0.35 per share, a 17% increase over its previous annual dividend. The dividend will be paid on December 6, 2007 to shareholders of record on November 20, 2007.
Financial Review
“We delivered a solid second quarter, growing net revenue and profitability on a year-over-year basis,” said Adam Gutstein, president and CEO of Diamond. “We added 20 new clients in the second quarter, including a number of leading firms in the areas of healthcare, travel and transportation, and insurance.”
Net revenue for the quarter ended September 30, 2007 increased 10% to $45.3 million, compared to $41.2 million for the same period in the prior fiscal year.

Income from continuing operations before income taxes was $5.6 million, up from the $229 thousand loss reported in the second quarter of the prior fiscal year. Income from continuing operations after income taxes was $2.9 million, compared with $18 thousand reported in the same period last year. The Company reported diluted earnings per share from continuing operations of $0.09 compared with breakeven earnings in the same period last year. Diluted weighted average shares outstanding decreased by one and a half million shares from 33.5 million to 32.0 million compared with the year-ago period as a result of the Company’s ongoing share buy-back program.
The Company’s effective tax rate was 49% in the second quarter compared with a 108% effective tax rate in the same period last year.
Free cash flow (cash flow provided by operating activities less capital expenditures) in the second quarter of fiscal year 2008 was $3.1 million. Free cash flow for the second quarter was impacted by in-transit collections which were received during the first two days after the quarter closed.
During the second quarter, the Company repurchased approximately 870 thousand shares of its common stock for $8.5 million. The Company’s remaining authorization for stock repurchases was over $44 million as of September 30, 2007. The Company ended the second quarter with cash and cash equivalents of $67.4 million and no borrowings.
The Company served 63 clients during the second quarter of fiscal year 2008, the same number as the prior year period and the first quarter of 2008. The Company added 20 new clients, compared with 23 in the prior year period and 12 in the first quarter. The top five clients represented 39% of revenue during the second quarter of fiscal year 2008 compared to 41% in the second quarter of the year-ago period and 37% in the first quarter.
The Company ended the second quarter with 518 client-serving professionals, compared with 502 in the year-ago period. Chargeability was 60% in the second quarter of fiscal year 2008, compared with 64% in the year-ago period. Annualized net revenue per professional was $357 thousand, compared with $346 thousand in the year-ago period. Annualized voluntary attrition was 21% in the second quarter, compared with 22% in the year-ago period.
Revenue by industry practice in the second quarter was: Financial Services: 28%; Insurance: 24%; Healthcare: 21%; Enterprise: 18%; Telecom: 7%; and Public Sector: 2%.
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Business Outlook
“We are seeing a solid pipeline of opportunities even as we sense a bit of uncertainty in the market, principally in financial services. For this reason, we are moderating our near-term growth outlook for the remainder of our fiscal year,” said Gutstein. “As we enter the second half, we are committed to initiatives to improve the consistency of our revenue, our prospects for future growth, and the pace at which we reach scale.”
Fiscal Year 2008
The Company expects annual net revenue growth of at least 10% and full-year pretax income margin of at least 13%. The Company expects earnings per diluted share to be at least $0.37. Full-year free cash flow is expected to be at least $23 million. The Company’s outlook is a full-year effective tax rate between 49% and 50%.
Third Quarter FY08
In the third quarter of fiscal year 2008, the Company anticipates its continuing operations to generate net revenue of $45 to $47 million, pretax income of $5.6 to $6.2 million, earnings per diluted share of $0.07 to $0.09, and free cash flow of $10 to $12 million. The Company expects its effective income tax rate to be between 55% and 57%.
Conference Call
Diamond management will host a conference call today, November 8, 2007, at 8:00 am CT to discuss the results of the quarter. The dial-in number for the conference call is 800-952-4645 for North American callers and 212-231-2901 for international callers. The replay will be available until November 13, 2007 and can be accessed by calling 402-977-9140, then entering passcode number 21351749. The call will be broadcast live and archived on Diamond’s web site at www.diamondconsultants.com.
About Diamond
Diamond is a management and technology consulting firm. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to improve growth and profitability. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. We deliver three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results. Diamond is headquartered in Chicago, with offices in New York, Washington, D.C., Hartford, London and Mumbai. Diamond is publicly traded on the Nasdaq Global Select Market under the symbol “DTPI.” To learn more, visit www.diamondconsultants.com
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Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve estimates, projections, assumptions, risks and uncertainties and speak only as of the date of this release based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any forward-looking statements. Actual results may differ materially from the results projected in any forward-looking statement. For a discussion of some of the risks and uncertainties that could cause actual results to differ materially, please refer to the risks and uncertainties identified in our filings with the SEC.
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DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$45,259	$41,163	$93,199	$82,059
Reimbursable expenses	5,549	5,447	11,540	10,781

Total revenue	50,808	46,610	104,739	92,840

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	31,378	32,510	64,121	60,483
Reimbursable expenses	5,549	5,447	11,540	10,781

Total project personnel expenses	36,927	37,957	75,661	71,264

GROSS MARGIN	13,881	8,653	29,078	21,576

OTHER OPERATING EXPENSES:
Professional development and recruiting	2,161	2,009	4,551	4,252
Marketing and sales	731	650	1,404	1,359
Management and administrative support	6,353	7,341	13,035	13,948
Restructuring recovery	—	—	—	(24)

Total other operating expenses	9,245	10,000	18,990	19,535

INCOME (LOSS) FROM OPERATIONS	4,636	(1,347)	10,088	2,041

OTHER INCOME, NET	977	1,118	1,940	1,980

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,613	(229)	12,028	4,021

INCOME TAX EXPENSE (BENEFIT)	2,749	(247)	5,211	1,915

INCOME FROM CONTINUING OPERATIONS AFTER INCOME TAXES	2,864	18	6,817	2,106

DISCONTINUED OPERATIONS:
Gain on disposal of discontinued operations including income
tax benefit of $574	—	23,036	—	23,036
Income (loss) from discontinued operations, net of income taxes	(689)	1,549	(416)	872

DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(689)	24,585	(416)	23,908

NET INCOME	$2,175	$24,603	$6,401	$26,014

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.09	$0.00	$0.22	$0.06
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.02)	0.75	(0.01)	0.73

NET INCOME	$0.07	$0.75	$0.21	$0.80

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK:
INCOME FROM CONTINUING OPERATIONS	$0.09	$0.00	$0.21	$0.06
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.02)	0.73	(0.01)	0.70

NET INCOME	$0.07	$0.73	$0.20	$0.77

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	30,876	32,681	31,031	32,625

SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	31,997	33,514	32,634	33,921
The following amounts of stock-based compensation expense (“SBC”) are included in each of the respective expense categories reported above:

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Project personnel costs before reimbursable expenses	$3,865	$2,913	$7,666	$5,743
Professional development and recruiting	30	22	59	56
Marketing and sales	65	115	175	167
Management and administrative support	616	719	1,416	1,563

SBC from continuing operations	$4,576	$3,769	$9,316	$7,529
SBC included in income (loss) from discontinued operations	—	109	—	527

	$4,576	$3,878	$9,316	$8,056
SBC recorded against the gain on disposal of discontinued
operations	—	1,379	—	1,379

Total SBC	$4,576	$5,257	$9,316	$9,435

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DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	March 31,
	2007	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$67,395	$84,125
Accounts receivable, net of allowance of $574 and $573 as of September 30, 2007 and March 31, 2007, respectively	22,065	14,883
Deferred tax asset — current portion	1,188	865

Prepaid expenses and other current assets	4,236	3,333

Total current assets	94,884	103,206

Restricted cash	6,579	6,095
Computers, equipment, leasehold improvements and software, net	3,489	2,750
Deferred tax asset — long-term portion	7,821	7,826
Other assets	995	998

Total assets	$113,768	$120,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,797	$1,656
Income taxes payable — current portion	1,700	1,743
Share repurchase payable	555	1,172
Accrued compensation	2,546	7,916
Deferred revenue	1,095	1,430
Other accrued liabilities	8,396	7,384

Total current liabilities	16,089	21,301

Restructuring accrual — long-term portion	228	340
Net tax indemnification obligation	4,104	3,307
Accrued income tax liabilities — long-term portion	1,365	—

Total liabilities	21,786	24,948

Stockholders’ equity:
Common stock, 30,657 shares outstanding as of September 30, 2007 and 31,698 shares outstanding as of March 31, 2007	523,410	533,875
Accumulated other comprehensive loss	(2,652)	(2,771)
Accumulated deficit	(428,776)	(435,177)

Total stockholders’ equity	91,982	95,927

Total liabilities and stockholders’ equity	$113,768	$120,875

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DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(In thousands)

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$2,175	$24,603	$6,401	$26,014
Adjustments to reconcile net income to net cash provided by operating activities:
Restructuring charges (recovery)	—	2	—	(478)
Depreciation and amortization	359	527	718	929
Stock-based compensation	4,576	3,878	9,316	8,056
Gain on sale of discontinued operations	—	(22,462)	—	(22,462)
Deferred income taxes	(426)	(1,593)	(318)	(1,034)
Changes in assets and liabilities:
Accounts receivable	(4,974)	(6,417)	(7,027)	(9,471)
Prepaid expenses and other	(194)	(130)	(878)	(270)
Accounts payable	(27)	(15)	7	(554)
Accrued compensation	1,370	7,272	(5,370)	2,469
Restructuring accrual	(55)	(260)	(110)	(1,191)
Other assets and liabilities	1,477	2,319	2,274	5,410

Net cash provided by operating activities	4,281	7,724	5,013	7,418

Cash flows from investing activities:
Increase in restricted cash	(22)	(40)	(63)	(93)
Net proceeds from sale of discontinued operations	—	28,049	—	28,049
Capital expenditures, net	(1,152)	(830)	(1,451)	(1,655)
Other assets	—	47	44	47

Net cash provided by (used in) investing activities	(1,174)	27,226	(1,470)	26,348

Cash flows from financing activities:
Stock option and employee stock purchase plan proceeds	787	799	3,123	1,441
Payment of employee withholding taxes from equity transactions	(186)	(223)	(2,063)	(2,399)
Proceeds due to employees from employee sales of common stock	—	2,431	—	2,431
Tax benefits from employee stock plans, net of adjustments	(4)	(2)	1,006	1,265
Purchase of treasury stock	(7,952)	(8,553)	(22,463)	(8,553)

Net cash used in financing activities	(7,355)	(5,548)	(20,397)	(5,815)

Effect of exchange rate changes on cash	(56)	(145)	124	117

Net increase (decrease) in cash and cash equivalents	(4,304)	29,257	(16,730)	28,068
Cash and cash equivalents at beginning of period	71,699	71,034 (2)	84,125	72,223 (2)

Cash and cash equivalents at end of period	$67,395	$100,291	$67,395	$100,291

Non-cash financing activities:
Treasury stock repurchase obligation	$555	$854	$555	$854
Tender offer purchase obligation	—	1,805	—	1,805

(1)	The Condensed Consolidated Statements of Cash Flows is prepared on a combined basis and the reported results include both continuing and discontinued operations for the six month periods ended September 30, 2006 and 2007.

(2)	Cash and cash equivalents includes $2,324 of cash and cash equivalents classified as discontinued operations as of March 31, 2006.